FOR IMMEDIATE RELEASE

September 22, 2014

Global Healthcare REIT Acquires Interests in Four Additional Skilled Nursing Facilities

Atlanta, Georgia:  Global Healthcare REIT, Inc. (the "Company" or "Global") (OTCQB:GBCS) announced today that effective September 16, 2014, it has acquired interests in four additional skilled nursing facilities. The facilities are located in Oklahoma City, Oklahoma; Lonoke, Arkansas; Sparta, Georgia; and Union Point, Georgia, respectively.   Each of the interests was acquired from the Company’s President and Director,  Christopher F. Brogdon (“Brogdon”) who was instrumental in identifying and consummating the purchase of the facilities through private entities over the past several years.

Acquisition of Edwards Redeemer Health & Rehab

Effective September 16, 2014, the Company acquired a 62.5% membership interest in Edwards Redeemer Property Holding, LLC,  which owns the real property and improvements known as the Edwards Redeemer Health & Rehab, a 106 bed nursing home located on 3.05 acres in Oklahoma City, Oklahoma.

Edwards Redeemer Health & Rehab is operated under a triple-net operating lease to a regional professional skilled nursing home operator.

The purchase price for the 62.5% interest in the facility was $491,487.48, which is subject to an aggregate of $2,381,500.00 in debt.  The purchase price was offset in its entirety as a credit against an advance receivable owed by Brogdon to the Company.

Acquisition of Golden Years Manor Nursing Home

Effective September 16, 2014, the Company acquired a 44.5% membership interest in GL Nursing, LLC, which owns the real property and improvements known as the Golden Years Manor Nursing Home located at 1010 Barnes Street in Lonoke, Arkansas. The facility has 141 licensed beds and comprises 40,737 square feet on 3.17 acres.

Golden Years Manor Nursing Home is operated under a triple-net operating lease to a regional professional skilled nursing home operator.

The purchase price for the 44.5% interest in the facility was 192,767 shares of common stock in Global Healthcare REIT, Inc. The facility is subject to an aggregate of $6,550,000.00 in debt.

Acquisition of Providence of Sparta Nursing Home

Effective September 16, 2014, the Company acquired a 65% membership interest in Providence HR, LLC, which owns the real property and improvements known as the Providence of Sparta Nursing Home. The facility has 71 licensed beds and is located on approximately 8 acres in Sparta, Georgia.

Providence of Sparta is operated under a triple-net operating lease to a regional professional skilled nursing home operator.

The purchase price for the 65% interest in the facility was 61,930 shares of common stock of Global Healthcare REIT, Inc. The facility is subject to an aggregate of $3,905,000 in debt.

Acquisition of Greene Point Health Care Center

Effective September 16, 2014, the Company acquired a 62.145% membership interest in Wash/Greene, LLC, which owns the real property and improvements known as the Greene Point Healthcare Center, located at 1321 Washington Highway in Union Point, Georgia. The facility has 71 licensed beds and is located on approximately 9 acres.

Greene Point Healthcare Center is operated under a triple-net operating lease to a regional professional skilled nursing home operator.

The purchase price for the 62.145% interest in the facility was 73,253 shares of common stock of Global Healthcare REIT, Inc. The facility is subject to an aggregate of $3,905,000.00 in debt.

Determination of Purchase Price

The purchase price of each of the foregoing interests was determined by the Board of Directors based upon the projected annual cash flow of each facility multiplied by a factor of 3.3X.  The formula also gave consideration to Mr. Brogdon’s personal guaranty of each of the senior secured loans against each facility, which guaranties will continue. The shares of Global common stock were valued by the Board at $1.00 per share for purposes of the acquisitions.   Since Mr. Brogdon had a personal interest in each transaction, he abstained from the Board’s ratification of the acquisitions and the determination of their terms.

Mr. Brogdon stated, “It was always our intention to make these facilities available to Global, and we’re pleased that we were able to complete the acquisitions on terms that the Board believes are fair to the Company and our stockholders.  We will continue to be opportunistic in our aggressive expansion efforts.”

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election in the future to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns interest in ten facilities and plans on acquiring more properties in the future.

For further information, contact:

Ryan Scates, Corporate Secretary

Global Healthcare REIT, Inc.

3050 Peachtree NW, Suite 355

Atlanta, Georgia 30305

(404) 549-4293

ryan@gbcsreit.com

Forward Looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).